EXHIBIT 10.45

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ATEC WATER SYSTEMS, LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of ATEC Water Systems, LLC, a Delaware limited liability company (the “Company”), dated as of November  6 , 2022 (the “Effective Date”), is entered into by and among the Members (as defined below) and amends and restates in its entirety that certain Limited Liability Company Agreement of the Company, dated as of October 20, 2022.

ARTICLE I.   DEFINITIONS

1.	Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the indicated meaning:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, a deficit balance in such Member’s Capital Account as of the end of the fiscal year after giving effect to the following adjustments:

(a) credit to such Capital Account the additions, if any, permitted by Treasury Regulations §§ 1.704- 1(b)(2)(ii)(c) (referring to obligations to restore a capital account deficit), 1.704-2(g)(1) (referring to “partnership minimum gain”) and 1.704-2(i)(5) (referring to a partner’s share of “partner nonrecourse debt minimum gain”), and (b) debit to such Capital Account the items described in §§ 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation § 1.704-1(b)(2)(ii)(d).

“Adjusted Properties” is defined in Section 0.

“Adjustment Liability” is defined in Section 5.5(b).

“Adjustment Tax Liability Shortfall” is defined in Section 5.5(b).

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph.

“Available Cash” means, at any time of determination, the amount of cash and cash equivalents held by the Company (including, for purposes of Section 6.1 only, any amounts available for borrowing under a then-existing line of credit of the Company, provided, however, that (a) the Company shall be under no obligation to secure any such line of credit if one does not then exist or amend or modify such line of credit to provide for greater borrowing capacity thereunder, and (b) that any amount drawn in order to make distributions under Section 6.1 does not cause (with or without the passage of time) the Company to be in violation of any of the covenants thereunder), less, as determined by the Manager in its sole discretion, such cash reserves necessary to pay on a timely basis the Company costs and expenses, including operating costs and expenses, taxes (including tax distributions that are due to become owing within the next 90 days), debt service, capital expenditures, and other obligations and anticipated obligations of the Company, taking into account the anticipated revenues of the Company.

“Bankruptcy” means, with respect to a Person, any of the following acts or events: (a) making an assignment for the benefit of creditors; (b) filing a voluntary petition in bankruptcy; (c) becoming the subject of an order for relief or being declared insolvent or bankrupt in any federal or state bankruptcy or insolvency proceeding; (d) filing a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (e) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in clause (c) or (d) of this definition; (f) making an admission in writing of an inability to pay debts as they mature; (g) giving notice to any governmental authority that insolvency has occurred, that insolvency is pending, or that operations have been suspended; (h) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of all or any substantial part of its properties; or (i) the expiration of 90 days after the date of the commencement of a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law if the proceeding has not been previously dismissed, or the expiration of 60 days after the date of the appointment, without such Person’s consent or acquiescence, of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment has not previously been vacated or stayed, or the expiration of 60 days after the date of expiration of a stay, if the appointment has not been previously vacated.

“Manager” is defined in Section 4.1(a).

“Business Day” means any day other than a Saturday or Sunday or other day upon which banks are authorized or required to close in the State of California. “Cadiz” means Cadiz, Inc., a Delaware corporation. “Capital Account” is defined in Section 9.2(a).

“Capital Contribution” means for any Member at the particular time in question the aggregate of the dollar amounts of any cash and cash equivalents contributed by such Member to the capital of the Company, plus the fair market value, as determined by the Manager of any property contributed by such Member to the capital of the Company. The Capital Contributions of the Members are set forth in Schedule 1 attached hereto.

“Carrying Value” The initial “Carrying Value” of property contributed to the Company by a Member means the value of such property at the time of contribution as determined by the Manager in its reasonable judgment. The initial Carrying Value of any other property shall be the adjusted basis of such property for federal income tax purposes at the time it is acquired by the Company. The initial Carrying Value of a property shall be reduced (but not below zero) by all subsequent depreciation, cost recovery, depletion and amortization deductions with respect to such property as taken into account in determining Profit and Loss. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 9.2(b) and Treasury Regulation § 1.704-1(b)(2)(iv)(m), and to reflect changes, additions or other adjustments to the Carrying Value for dispositions, acquisitions or improvements of Company properties, as deemed appropriate by the Manager.

“Claims” is defined in Section 4.7.

“Class A Member” means a holder of Class A Units, including its, his or her permitted successors and assigns. As of the Effective Date, the Class A Members are set forth on Schedule 1 attached hereto.

“Class A Member Majority” means the Class A Members holding more than 50.00% of the aggregate Class A Proportionate Share.

“Class A Proportionate Share” means, with respect to each Class A Member, stated as a percentage equal to the quotient obtained by dividing (a) the total number of Class A Units held by such Class A Member by (b) the aggregate number of issued and outstanding Class A Units.

“Class A Units” is defined in Section 2.6(a).

“Class P Member” means a holder of Class P Units, including its, his or her permitted successors and assigns. As of the Effective Date, the Class P Members are set forth on Schedule 1 attached hereto.

“Class P Unit Award Agreement” is defined in Section 2.6(c)(iii).

“Class P Units” is defined in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Company” is defined in the introductory paragraph.

“Company Minimum Gain” means partnership minimum gain as defined in Treasury Regulation § 1.704-2(f).

“Company Subsidiary” means any Subsidiary of the Company. “Consent of Spouse” is defined in Section 13.5.

“Covered Person” is defined in Section 4.6(a).

“Effective Date” is defined in the introductory paragraph.

“Employment Agreement” means an agreement governing the terms of a Person’s employment with the Company or any of its Affiliates, entered into between such Person and the Company or such Affiliate at any time, as the same may be amended from time to time.

“Executive Officer” means each of the officers of the Company as appointed by the Manager, including any future officer position that is created by the Manager.

“GAAP” means generally accepted accounting principles in the United States.

“Initial Capital Contributions” is defined in Section 3.1.

“Law” or “Laws” means all applicable federal, state, tribal and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, restrictions and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest, option, right of first refusal or other transfer restriction or encumbrance of any kind (including preferential purchase rights, conditional sales agreements or other title retention agreements, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

“Liquidation Event” is defined in Section 6.3(a).

“Manager” means, initially, Cadiz, Inc., or such other Person as may be designated or become the Manager pursuant to the terms of this Agreement.

“Member” means a Person designated as a Member of the Company on Schedule 1 attached hereto, a Person admitted as an additional Member pursuant to Section 2.6 and a Person admitted as a substituted Member pursuant to Section 10.3.

“Member Nonrecourse Debt Minimum Gain” means partner nonrecourse debt minimum gain as defined Treasury Regulation § 1.704-2(i)(4).

“Member Tax Rate” means, with respect to the Members, the highest marginal combined federal, state and local income tax rate applicable to any Member for the applicable year, taking into account character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income. In the case of any Member which is a pass-through entity for federal income tax purposes, the federal, state and local income tax rate applicable to such Member for purposes of the Member Tax Rate will be equal to the state, federal and local income tax rate applicable to the direct or indirect equity owner which is subject to income tax liability and which owns the largest direct or indirect economic interest in such Member. The Member Tax Rate will not take into account deductions under Code Section 199A or the deductibility of state or local taxes against federal income.

“Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member, (b) that Member’s Capital Account and share of the Profits, Losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from, the Company under the terms of this Agreement, (c) all other rights, benefits and privileges enjoyed by that Member (under the Act or this Agreement) in its capacity as a Member, including that Member’s rights to vote, consent and approve those matters described in this Agreement, and (d) all obligations, duties and liabilities imposed on that Member under the Act or this Agreement in its capacity as a Member. Membership Interests shall be denominated in Units.

“Odell” means Lee Odell.

“Participation Threshold” is defined in Section 2.6(c)(ii).

“Permitted Affiliate Transferee” is defined in Section 10.2(c).

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

“Profit” or “Loss” means the income or loss of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of Members including the provisions of paragraphs 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4) of those regulations relating to the computation of items of income, gain, deduction and loss.

“Proportionate Share” means, with respect to each Member, stated as a percentage, the quotient obtained by dividing (a) the total number of Units held by such Member by (b) the aggregate number of issued and outstanding Units.

“Regulatory Allocations” is defined in Section 7.2(h).

“Representative” is defined in Section 5.5(b).

“Restrictive Covenant Agreement” means any agreement relating to confidentiality, non- competition, non-solicitation, non-recruitment, non-disparagement, assignment of inventions, and/or similar covenants entered into between any Person in its capacity as an employee of the Company and the Company at any time, as the same may be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended from time to time. Any reference herein to a specific section or sections of the Securities Act shall be deemed to include a reference to any corresponding provision of future Law.

“Subsidiary” means any entity, 50.00% or more of the outstanding equity interests of which are owned, directly or indirectly, by any Person, or which such Person has the right, directly or indirectly, to control through voting rights by contract or otherwise. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Tax Audit Person” is defined in Section 5.5(a).

“Tax Distribution” is defined in Section 6.1.

“Tax Liability” is defined in Section 6.1.

“Transfer” means, with respect to any asset, including Units or any portion thereof, including any right to receive distributions from the Company or any other economic interest in the Company, a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation or other operation of Law, including the following: (a) in the case of an asset owned by a natural Person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by a Person which is not a natural Person, a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such Person (other than a liquidation under a deemed termination solely for tax purposes); and (c) a disposition in connection with, or in lieu of, a foreclosure of a Lien; provided, however, that a Transfer shall not include the creation of a Lien.

“Treasury Regulations” means regulations issued by the Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

“Unit” is defined in Section 2.6.

“Unreturned Capital Contribution” means a Member’s aggregate Capital Contributions less any amount distributed to such Member as a return of Capital Contributions pursuant to Sections 6.2 and 6.3.

“Vested Proportionate Share” means, with respect to each Member, stated as a percentage, the quotient obtained by dividing (a) the total number of Units held by such Member by (b) the aggregate number of issued and outstanding Units, but taking into account as outstanding for such (a) and (b) only the Class P Units that are vested under all applicable Class P Unit Award Agreements.

2.

Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole. Unless the context of this Agreement clearly requires otherwise, use of masculine, feminine and neutral pronouns will not be a specific reference to either gender or lack thereof. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The term “or” has the inclusive meaning represented by the term “and/or.” The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Articles,” “Sections,” “Subsections,” “Exhibits,” and “Schedules” are to Articles, Sections, Subsections, Exhibits, and Schedules, respectively, of this Agreement, unless otherwise specifically provided. Terms defined in this Agreement may be used in the singular or the plural. The recitals of this Agreement are intended to be a part of, and are hereby incorporated into, this Agreement in their entirety (including, for the avoidance of doubt, the definitions set forth therein).

ARTICLE II. THE LIMITED LIABILITY COMPANY

1.

Formation. The Company was formed pursuant to the Act by properly filing a certificate of formation with the Delaware Secretary of State. The Members agree that the Company shall be governed by the terms and conditions set forth in this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

2.	Name. The name of the Company shall be ATEC Water Systems, LLC.

3.

Registered Office and Agent; Principal Place of Business. The location of the registered office of the Company and the Company’s registered agent at such address shall be determined by the Manager. The location of the principal place of business of the Company shall be at such location as the Manager may from time to time select.

4.

Purpose. The business of the Company shall be (a) to engage in the business of manufacturing, sales and installment of water treatment equipment; and (b) the conduct of any business or activity that may be lawfully conducted by a limited liability company organized pursuant to the Act. The business of the Company may be conducted directly by the Company or indirectly through one or more other companies, joint ventures, or other arrangements.

5.

The Members. The name, address and number of Units of each Member are set forth on Schedule 1 attached hereto. Upon the admission of additional or substituted Members, or the removal of any Member, in each case in accordance with this Agreement, the Company shall update Schedule 1 attached hereto to reflect the then current ownership of Units. Notwithstanding anything to the contrary herein, the update by the Company of Schedule 1 pursuant to this Section 2.5 shall not be considered an amendment to this Agreement.

6.	Classification of Units; Issuance of Additional Units.

a.

Classification of Units. The Membership Interests authorized to be issued by the Company shall be denominated in units (each, a “Unit”).  As of the Effective Date, the Company is authorized to issue 1,000,000 Units. The Company shall have two classes of Units, designated as the Class A Units (the “Class A Units”) and the Class P Units (the “Class P Units”). The Class A Units shall entitle the holder thereof to the rights set forth herein with respect to the Class A Units. The Class P Units shall entitle the holder thereof to the rights set forth herein with respect to the Class P Units. As of the Effective Date, there are 800,000 authorized Class A Units and 200,000 authorized Class P Units. Units shall be issued in non-certificated form.

b.

Issuance of Additional Units. The Manager may, with the written consent of Odell, for so long as Odell is a Member (it being understood that any such consent right of Odell shall not be applicable at any time that B. Riley Securities, Inc. (together with any successors and assigns, the “Senior Agent”) or any of its affiliate, is pursuing any enforcement action or remedies at law or equity with respect to amounts or other obligations owed to any lender under that certain Credit Agreement, dated as of July 2, 2021 (as amended, restated or otherwise modified from time to time, the “Senior Credit Agreement”), by and among Cadiz, the Senior Agent and the other parties party thereto or any other Loan Document (as defined in the Senior Credit Agreement)), from time to time (i) increase or decrease (but not below the total number of then-outstanding Units) the total number of Units that the Company is authorized to issue and the number of Units constituting any class or series of Units, (ii) authorize the issuance of additional classes or series of Units and fix and determine the designation and the relative rights, preferences, privileges and restrictions granted to or imposed on such additional classes and series of Units (including the rights, preferences and privileges that are senior to or have preference over the rights, preferences or privileges of any then outstanding or authorized class or series of Units), and (iii) amend or restate this Agreement as necessary to effect any or all of the foregoing. Additional Units may be issued for such Capital Contributions (including Capital Contributions of equity interests in other entities and of other property) and with such rights, privileges and preferences as shall be determined by the Manager and as approved by Odell. In addition, the Manager may, with the written consent of Odell (it being understood that any such consent right of Odell shall not be applicable at any time that the Senior Agent or any of its affiliate, is pursuing any enforcement action or remedies at law or equity with respect to amounts or other obligations owed to any lender under the Senior Credit Agreement or any other Loan Document), for so long as Odell is a Member, from time to time award Units in the Company to Persons who provide services to the Company on such terms and with such rights, privileges and preferences as shall be determined by the Manager and as approved by Odell. If the issuance of additional Units has been properly approved in accordance with this Agreement, the Persons to whom such additional Units have been issued shall automatically be admitted to the Company as Members with respect to such additional Units, subject to (A) such Person executing and delivering such instruments, in form and substance satisfactory to the Manager, as the Manager shall deem necessary or appropriate, and

(B) the satisfaction or waiver of the requirements set forth in Section 10.3.

c.	Special Provisions for Class P Units.

i.

The Company intends that the Class P Units constitute “profits interests” within the meaning of IRS Rev. Proc. 93-27, 1993-2 C.B. 343. Unless otherwise required by applicable law, the taxation of the issuance of such Class P Units shall be in accordance with IRS Rev. Proc. 93-27, 1993-2 C.B. 343 and IRS Rev. Proc. 2001-43, 2001-2 C.B. 191, and no Class P Member shall perform any act or take any position inconsistent with the application of IRS Rev. Proc. 2001-43 or any future Internal Revenue Service guidance or other governmental authority that supplements or supersedes the foregoing IRS Revenue Procedures.

ii.

To the extent necessary to cause the Class P Units to constitute profits interests, in connection with the grant of any Class P Units, the Manager shall adjust the Carrying Values of the Company’s assets to equal their respective fair market values in accordance with Section 9.2. At the time any Class P Units are granted, the Manager shall determine the Participation Threshold with respect to such Class P Units. Unless otherwise determined by the Manager, the participation threshold (the “Participation Threshold”) with respect to any Class P Units granted on such date will be a dollar amount equal to the Carrying Value (as adjusted to reflect fair market value of the Company’s assets on the date of grant, as determined by the Manager in its sole discretion) referenced in the first sentence of this Section 2.6(c)(ii), net of any liabilities of the Company as of such date.

iii.

Class P Units are subject in all events to the terms and conditions placed on such Units in connection with the grant of such Units, including any vesting, forfeiture and Unit purchase provisions contained in any grant agreement between the Company and the grantee of such Units (a “Class P Unit Award Agreement”).

7.	Term. The Company shall have perpetual existence; provided, however, that the Company shall be dissolved upon the occurrence of an event set forth in Section 11.2.

ARTICLE III. CAPITAL CONTRIBUTIONS

1.

Capital Contributions. Each Class A Member has made the Capital Contribution to the Company described opposite their respective name on Schedule 1 attached hereto (the “Initial Capital Contributions”). Initial Capital Contributions of additional Members shall be governed by Section 2.6.

2.	Additional Capital Commitments.

a.

Except as set forth in Section 5.5(b) with respect to an Adjustment Liability, no Member shall be required to make (a) any additional contribution to the capital of the Company, (b) a loan to the Company, or (c) guaranty any Company indebtedness or other obligations.

b.

Notwithstanding Section 3.2(a), if, at any time following approval by the Manager, a Member makes a loan to the Company, such loan shall be subordinate to any loans from any then-existing third party lender to the Company if required by such lender, and may, in the Manager’s discretion, be repaid prior to any other distributions to the Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account.

3.

No Third Party Right to Enforce. No Person other than a Member shall have the right to enforce any obligation of a Member to contribute capital hereunder and specifically no lender or other third party shall have any such rights.

4.

Return of Contributions. Except as expressly provided in this Agreement, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. No unrepaid Capital Contribution shall constitute a liability of the Company, the Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions. The provisions of this Section 3.4 shall not limit a Member’s rights under Article XI.

ARTICLE IV. COMPANY MANAGEMENT

1.	Management of the Company.

a.

Subject to the provisions of Section 4.2 and except as otherwise provided by the Delaware Act, the business, property and affairs of the Company shall be managed by the Manager. The actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a duly adopted resolution expressly authorizing such action.

b.	The Manager shall be appointed, and may be removed and replaced, by resolution adopted by the Class A Member Majority without amendment to this Agreement.

c.

The Manager may be removed at any time, with or without cause, by the Class A Member Majority upon delivery of a written instruction to the Company and the vacancy shall be filled as provided in Section 4.1(b). The Manager may resign at any time by delivering a written resignation to the Company, which resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of a particular event. If there is a vacancy in the office of the Manager for any reason, including removal or resignation, a successor Manager shall be elected pursuant to Section 4.1(b). The removal of the Manager shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of such Member from the Company.

2.

Actions Requiring Approval of Odell. The Company shall not, and shall not enter into any of the following commitments without the prior written consent of Odell (it being understood that any such consent right of Odell shall not be applicable at any time that the Senior Agent or any of its affiliate, is pursuing any enforcement action or remedies at law or equity with respect to amounts or other obligations owed to any lender under the Senior Credit Agreement or any other Loan Document), which shall not be unreasonably withheld:

a.

Amend, modify, or waive any provisions of the certificate of formation or this Agreement; provided that the Manager may, without the consent of the other Members, amend the Schedule 1 following any new issuance, redemption, repurchase, or Transfer of Membership Interests in accordance with this Agreement.

b.

Issue additional Membership Interests, equity interests or other securities or, except in connection with a Transfer of Membership Interests that complies with the applicable provisions of this Agreement, admit additional Members to the Company.

c.

Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, sale of stock, or acquisition of assets) by the Company of any assets and/or equity interests, other than in the ordinary course of business consistent with past practice.

d.

Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock, or sale of assets) by the Company of any assets and/or equity interests, other than sales of inventory in the ordinary course of business consistent with past practice.

e.	Settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability or agree to the provision of any equitable relief by the Company.

f.	Dissolve, wind up, or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

3.

Liability Insurance.  The Company may, in the discretion of the Manager, maintain directors’ and officers’ liability insurance coverage on terms and conditions and in such amounts as are customary for a company of similar size and in a similar industry as the Company (with such terms, coverage amounts, conditions and provider(s) being reasonably acceptable to the Manager).

4.	Executive Officers.

a.

The Manager may, from time to time, designate one or more individuals to serve as Executive Officers of the Company. Any Executive Officers designated pursuant to this Section 4.4 shall have such titles and authority and perform such duties as the Manager may, from time to time, delegate to them. If the title given to a particular Executive Officer is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Executive Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Executive Officer, or restrictions placed thereon, by the Manager. Each Executive Officer shall hold office until his or her successor is duly designated, until his or her death or until he or she resigns or is removed in accordance with Section 4.4(b). Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the Executive Officers of the Company shall be fixed from time to time by the Manager.

b.

Any Executive Officer may resign at any time by giving written notice thereof to the Manager. An Executive Officer may be removed by the Manager at any time with or without cause; provided, however, that such removal shall be subject to the terms and conditions of any written agreement between such Executive Officer and the Company, if any, and without prejudice to any such contract rights contained therein. Designation of an Executive Officer to serve the Company shall not, by itself, create contract rights.

c.

The Executive Officers as of the Effective Date are listed on the attached Schedule 4.4, which schedule may be updated from time to time by the Manager without an amendment to this Agreement to maintain the accuracy thereof.

5.

Affiliate Transactions. In addition to those transactions, agreements, contracts and undertakings specifically set forth in this Agreement, the Manager may cause the Company to enter into transactions, agreements, contracts and undertakings with the Manager, any Member, or any of their respective Affiliates or Related Parties, so long as such transactions, agreements, contracts or undertakings (including any amendments, modifications or renewals thereof) are upon arms-length terms as reasonably determined by the Manager and have been approved by the Manager.

6.	Exculpation.

a.

As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent, or representative of each Member and of the Manager, and each of their controlling Affiliates, and (iii) the Manager, Executive Officer, employee, agent, or representative of the Company.

b.

No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her, or its capacity as a Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

c.

This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

d.

Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

7.	Indemnification.

a.

To the fullest extent permitted under the Act, any Covered Person shall be entitled to indemnification and reimbursement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys' fees) (collectively, "Claims") whatsoever incurred by the Covered Person relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence) performed or omitted by any Covered Person on behalf of the Company; provided, however, that (i) any indemnity under this Section 4.7 shall be provided out of and to the extent of the Company assets only, and neither any Member or any other Person shall have any personal liability to contribute to such indemnity by the Company; (ii) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; and (iii) such Covered Person's conduct did not constitute fraud or willful misconduct.

b.

Upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amounts if it is finally judicially determined that the Covered Person is not entitled to indemnification under this Section 4.7, the Company shall advance, to the extent reasonably required, each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Claims for which such Covered Person may be indemnified pursuant to this Section 4.7.

ARTICLE V. MEMBERS

1.

Limited Liability. The liability of each Member shall be limited as provided by the Act. Except as permitted under this Agreement, a Member shall take no part in the control, management, direction or operation of the affairs of the Company, and shall have no power to bind the Company in their capacity as Members. Except as provided in Section 5.5(b) with respect to an Adjustment Liability, no Member, simply by virtue of being a Member of the Company, will be liable for the debts, liabilities, contracts or any other obligations of the Company.

2.	Voting; Meetings; Written Consent.

a.

The Class A Members shall be entitled to vote to the extent required under this Agreement or as required by the Act at the rate of one vote for each Class A Unit held by such Class A Member. Except as set forth in Section 13.1, the Class P Units shall not have any voting rights associated with them, and thus the Class P Members shall not have any voting rights, consent rights, or management participation rights in respect of their Class P Units. Notwithstanding anything herein to the contrary, only the Class A Members (and not the transferee of a Class A Member who is not itself, himself, or herself admitted as a Class A Member in accordance with the terms of this Agreement) shall have voting rights hereunder.

b.

Meetings of the Members shall not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken and is signed by the requisite number of Members necessary to approve the action to be taken. Action taken under this Section 5.2(a) (including, to the extent applicable, the appointment of the Manager in accordance with Section 4.1(b)) shall be effective when the required specified Member(s) or number of Members have signed the consent, unless the consent specifies a different effective date. Any decisions to be made by the Members must be approved by the affirmative vote of a Class A Member Majority, unless the vote of a greater or lesser proportion or number or specified Member is otherwise required by the Act or this Agreement.

3.

Guaranteed Payments. Notwithstanding the foregoing, the Company shall have authority to pay to any Member a guaranteed payment for such Member’s services to the Company if approved by the Manager. It is understood that any payment made to any Member under the provisions of this Section 5.3 shall be (a) determined without regard to the income of the Company, (b) considered as an operating expense of the Company and (c) deducted as an expense item in determining Profits and Losses. The Company shall reimburse each Member for expenses such Member reasonably incurs on behalf of the Company.

4.

No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or the Manager be a partner or joint venturer of any other Member or the Manager, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

5.	Tax Audit Person.

a.

Stanley Speer (or such other Person as the Manager may designate from time to time) is hereby designated as the initial “designated partnership representative” within the meaning of Code Section 6223 (the “Tax Audit Person”), which shall have the rights and responsibilities set forth in this Section 0. The Manager shall have the right to remove the Tax Audit Person and appoint a replacement Tax Audit Person at any time, for any reason or no reason at all.

b.

The Tax Audit Person shall be designated as the “partnership representative,” as such term is defined in Section 6223(a) of Code (“Representative”), and it shall serve as such with all powers granted to a partnership representative under the Code. The Representative shall have the sole authority to act on behalf of the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and the Representative shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including determining whether to make any available election under Section 6226 of the Code. In the event (i) the Representative does not make an election under Section 6226(a)(1) of the Code and the Company pays any Tax resulting from an adjustment as determined under Section 6225 of the Code, (ii) the Company should for any reason become liable for income tax, interest, penalties, and/or additions to the tax that are attributable to an adjustment in respect of the distributive share of a Member (or a former Member) under Section 6225 of the Code, or (iii) the Company should have an obligation to make a payment to any Company Subsidiary or Affiliate that is treated as a partnership for federal income tax purposes under the governing documents thereof in connection with an adjustment (such liability, in each case as determined in the discretion of the Tax Audit Person based upon the advice of the Company’s tax advisors, an “Adjustment Liability”), the Members hereby irrevocably authorize and direct the Company to withhold from any and all distributions or other amounts then payable to such Member (or former Member) such Adjustment Liability, and to remit such amount to the Internal Revenue Service, the applicable Company Subsidiary or Affiliate, or as may otherwise be required. The amount of the remitted Adjustment Liability shall be treated for all purposes of the Agreement as having been distributed or paid to the Member (or former Member) in question. If the Tax Audit Person determines at any time that the Adjustment Liability with respect to a particular Member (or former Member) exceeds the amount of distributions or other amounts payable to such Member (or former Member) at such time (an “Adjustment Tax Liability Shortfall”), the Member (or former Member) in question shall contribute an amount equal to such Adjustment Tax Liability Shortfall to the Company within 10 days of notice to the Member (or former Member); provided, however, that such contribution shall not be treated as a Capital Contribution by such Member. Each Member agrees to provide for an exception to the limited liability of its partners or members under its organizational documents to the extent that such Member is responsible for an Adjustment Tax Liability Shortfall of the Company.

c.

In addition to the duties described in this Agreement, the Tax Audit Person shall manage audits of the Company conducted by the Internal Revenue Service or any other taxing authority pursuant to the Code or other Law. The Tax Audit Person may, but shall only be obligated to if required by the Code, give notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30 day appeal letter and any notice of a deficiency in tax concerning the Company’s federal income tax return. The Tax Audit Person may, but shall only be obligated to if required by the Code, at the Company’s expense, furnish each Member with status reports regarding any negotiations between the Internal Revenue Service and the Company.

d.

The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

6.

Other Activities; Business Opportunities. Except as may be set forth in, and subject to, any applicable agreement between the Company or any of its Affiliates and a Member or the Manager (including, without limitation, any Employment Agreement or Restrictive Covenant Agreement), the Members, Manager, and their respective Affiliates may engage in or possess interests in other business ventures of every kind and description for their own account, and in so doing shall incur no liability to the Company, nor to the Members as a result of engaging in any other business or ventures or as a result of deriving income or profits therefrom. Subject the terms of any applicable agreement between the Company or any of its Affiliates and a Member or the Manager (including, without limitation, any Employment Agreement or Restrictive Covenant Agreement), neither the Members, the Manager, nor any their respective Affiliates, shall be obligated to present any particular investment or business opportunity to the Company, even if the opportunity is of a character which, if presented to the Company, could be taken by the Company or is competitive with the business or activities of the Company; further, any of the foregoing parties shall have the right to take for their own account or to recommend to others any investment opportunity.

ARTICLE VI. DISTRIBUTIONS TO THE MEMBERS

1.

Tax Distributions. So long as the Company is not prohibited from making a Tax Distribution by law or under any third-party contract to which it is a party, the Company shall distribute to the Members, among them in proportion to their relative Tax Liabilities, an amount so that the aggregate distributions under this Section 6.1 (each, a “Tax Distribution”) for the year through the period covered by such required payment is equal to the lesser of the following: (a) Available Cash for the year to the date of such payment; and (b) the sum of all of the Members’ Tax Liabilities for the year through such period. Each Member’s “Tax Liability” for the year through such period is the product of the net taxable income (if any) allocable to such Member (taking into account the terms and exclusions set forth in this Section 6.1) for the year through such period, multiplied by the Member Tax Rate. At the discretion of the Manager, the amount of Tax Distributions to be made to the Members may be reduced by the amount of distributions (other than Tax Distributions) previously made to the Members during such period pursuant to this Agreement. Distributions made pursuant to this Section 6.1 shall be made no later than April 10th after the end of the fiscal year of the Company for which the Tax Distribution is made; provided, however, that the Manager, in its discretion, may at any time, and for any period, elect to cause the Company to make Tax Distributions quarterly, on or before the date upon which the Members are required to make each quarterly payment of their federal estimated income taxes. For purposes of this Section 6.1, the estimated tax payment due in January of any year and any Tax Distributions with respect to the January estimated tax payment shall be determined with reference to the year ending on the prior December 31. Determinations made by the Manager concerning the administration of this Section 6.1 shall be binding upon all Members. Distributions under this Section 6.1 shall be an advance and credit against distributions to the Members under this Agreement in the order that such distributions would be made pursuant to Sections 6.2 and 6.3.

2.

Non-Liquidating Distributions. At any time prior to a Liquidation Event and subject to Manager approval and Laws, the Manager may cause the Company to make distributions of Available Cash to the Members, pari passu, in accordance with their respective Vested Proportionate Shares, at such times and in such aggregate amounts as the Manager shall determine in its sole discretion.

3.	Liquidating Distributions.

a.

Subject to Section 9.2(b), all distributions made in connection with the sale or exchange of all or substantially all of the Company’s assets and all distributions made in connection with the liquidation of the Company (each, a “Liquidation Event”) after payment of all debts and liabilities of the Company, including all expenses of the Company in accordance with Section 11.3(b), and all reasonable sale-related expenses of the Members shall be made to the Members as follows:

i.

First, 100.00% to the Class A Members, in accordance with their Unreturned Capital Contributions, until each Class A Member has received under this Section 6.3(a) an aggregate amount sufficient to cause such Member’s Unreturned Capital Contribution balance to be reduced to zero; and

ii.

Thereafter, to the Members, pari passu, in accordance with their respective Vested Proportionate Shares; provided, however, that a Class P Member shall only be entitled to a distribution in respect of each of its Class P Units to the extent that the amount of distributable proceeds exceeds the following amount: (i) the Participation Threshold applicable to such Class P Unit, reduced (not below zero) by (ii) the aggregate amount of distributions made by the Company to the Members from and after the grant date of such Class P Unit. The Manager shall determine, in its sole discretion, the calculation of the distribution to Members pursuant to the foregoing sentence in a manner that reflects the treatment of the Class P Units as “profits interests” consistent with Section 2.6(c) hereof.

b.

In the event of a Transfer of all of the Units (as opposed to a sale of the Company’s assets), the Members agree that the applicable purchase agreement shall be drafted in a manner that, following payment of expenses and indebtedness of the Company, as would be required by Section 11.3(b), and reasonable sale-related expenses of the Members, replicates the economics set forth in Section 6.3(a) in connection with a Liquidation Event.

4.

Distributions in Kind. During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company any Company asset other than money. In-kind distributions of assets in connection with the dissolution and winding up of the Company shall be governed by Article XI.

ARTICLE VII. ALLOCATION OF PROFITS AND LOSSES

1.	In General.

a.

This Article VII provides for the allocation among the Members of Profit and Loss for purposes of crediting and debiting the Capital Accounts of the Members. Article VIII provides for the allocation among the Members of taxable income and tax losses.

b.

Except as provided in Section 7.2, all Profits and Losses and, to the extent necessary, individual items of income, gain, loss or deduction, of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Sections 7.2 and 7.3 or elsewhere in this Agreement, the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 6.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 6.3, taking into account the final sentence of Section 6.1, to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Manager may make such allocations as it deems necessary to give economic effect to the provisions of this Agreement taking into account such facts and circumstances as the Manager deems necessary for this purpose.

2.	Regulatory Allocations and Other Allocation Rules. Notwithstanding Sections 7.1 and 7.3:

a.

Loss Limitation. The Losses allocated pursuant to Section 7.1 shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 7.1, the limitation set forth in this Section 7.2(a) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulations § 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 7.2(a) shall be allocated to the Members in proportion to their respective Proportionate Shares. This Section 7.2(a) shall be interpreted consistently with the loss limitation provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d).

b.

Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations § 1.704-2(f), if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d)(1)) during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount and manner required by Treasury Regulations §§ 1.704-2(f) and 1.704-2(j)(2). This Section 7.2(b) shall be interpreted consistently with the “minimum gain” provisions of Treasury Regulations § 1.704-2 related to nonrecourse liabilities (as defined in Treasury Regulations § 1.704- 2(b)(3)).

c.

Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation § 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain (as defined in Treasury Regulations §§ 1.704-2(i)(2) and 1.704-2(i)(3)) attributable to partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(b)(4)) during any fiscal year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such Member’s partner nonrecourse debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount and in the manner required by Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.2(c) shall be interpreted consistently with the “minimum gain” provisions of Treasury Regulations § 1.704-2 related to partner nonrecourse liabilities (as defined in Treasury Regulations § 1.704-2(b)(4)).

d.

Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit, if any, of such Member as quickly as possible. This Section 7.2(d) shall be interpreted consistently with the “qualified income offset” provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d).

e.

Nonrecourse Deductions. Any non-recourse deduction (as defined in Treasury Regulations § 1.704-2(b)(1)) for any fiscal year shall be allocated to the Members in proportion to their respective Proportionate Shares.

f.

Member Nonrecourse Deductions. Any partner nonrecourse deductions (as defined in Treasury Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2)) for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Treasury Regulations § 1.704-2(i)(1).

g.

Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Code section 732(d), Code section 734(b) or Code section 743(b), the Capital Accounts of the Members shall be adjusted pursuant to Treasury Regulations § 1.704- 1(b)(2)(iv)(m).

h.

Curative Allocations. The allocations under Sections 7.2(a) through 7.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Article VII. Therefore, notwithstanding any other provision this Article VII (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7.1. In exercising its discretion under this Section 7.2(h), the Manager shall take into account future Regulatory Allocations under Sections 7.2(a) through 7.2(g) that are likely to offset other prior Regulatory Allocations made.

3.	Other Allocation Rules.

a.

Profits, Losses, and any other items allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code section 706 and the Regulations thereunder.

b.

Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations § 1.752- 3(a)(3), the Members’ interests in Profits shall be their respective Proportionate Shares.

c.

To the extent permitted by Treasury Regulations § 1.704-2(h)(3), the Company shall treat distributions of Available Cash as having been made from the proceeds of a nonrecourse liability (as defined in Treasury Regulations § 1.704-2(b)(3)) or a partner nonrecourse debt (as defined in Treasury Regulations § 1.704-2(b)(4)) only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Member.

d.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704- 1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 7.1(b) may be amended at any time by the Manager if necessary to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Members.

ARTICLE VIII. ALLOCATION OF TAXABLE INCOME AND TAX LOSSES

1.

Allocation of Taxable Income and Tax Losses. Except as provided in Sections 0 and 8.3, or as required by Law, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated for book purposes under Article VII.

2.

Allocation of Section 704(c) Items. The Members recognize that with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) (referred to as “Adjusted Properties”), there will be a difference between the agreed values or Carrying Values, as the case may be, of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, depletion, amortization and gain or loss with respect to such contributed properties and Adjusted Properties shall be allocated among the Members to take into account the book tax disparities with respect to such properties in accordance with the provisions of sections 704(b) and 704(c) of the Code and Treasury Regulations § 1.704-3(d), utilizing the Code § 704(c) allocation method selected by the Tax Audit Person or such other method selected by the Tax Audit Person in its sole and absolute discretion. Any gain or loss attributable to a contributed property or an Adjusted Property (exclusive of gain or loss allocated to eliminate such book tax disparities under the immediately preceding sentence) shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Article VII.

3.

Integration with Section 754 Election. All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

4.

Allocation of Tax Credits.   The tax credits, if any, with respect to the Company’s property or operations shall be allocated among the Members in accordance with Treasury Regulations § 1.704-1(b)(4)(ii).

ARTICLE IX. ACCOUNTING AND REPORTING

1.

Books. The Manager shall cause the Company to maintain complete and accurate books of account of the Company’s affairs at the principal office of the Company. The Company’s books shall be kept on an accrual basis method of accounting. Subject to the requirements of Law, the fiscal year of the Company shall end on December 31 of each year.

2.	Capital Accounts.

a.

The Manager shall cause the Company to maintain a separate capital account for each Member and such other Member accounts as may be necessary or desirable to comply with the requirements of Law (“Capital Accounts”). Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv).

b.

Consistent with and as permitted in the provisions of Treasury Regulations § 1.704-1(b)(2)(iv)(f), the Capital Accounts of all Members and the Carrying Values of all Company properties may be adjusted upwards or downwards to reflect any unrealized gain or unrealized loss with respect to such Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property for the amount of its fair market value immediately prior to the event giving rise to revaluation under this Section 9.2(b), and had been allocated among the Members pursuant to Article VII). In determining such unrealized gain or unrealized loss, the fair market value of Company properties as of the date of determination shall be determined by the Manager.

c.	A transferee of a Company interest shall succeed to the Capital Account attributable to the Company interest Transferred.

3.

Tax Reporting Information. As soon as practicable after the end of each fiscal year of the Company, but no later than any extended deadline under applicable Law, the Manager shall cause the Company to deliver to each of the Members such information as may be reasonably necessary to allow such Member to file its own income tax return for the preceding year

4.

Section 754 Election. If requested by a Member, the Tax Audit Person may, in its sole and absolute discretion, cause the Company or any of its Subsidiaries to make the election provided for under Section 754 of the Code. Any cost incurred by the Company in implementing such election at the request of any Member shall be promptly reimbursed to the Company by the requesting Member.

ARTICLE X. TRANSFER OF MEMBER’S INTEREST

1.

Restrictions on Transfers and Liens. Except with the prior written consent of the Manager, no Member shall Transfer or create a Lien on all or any portion of its, his or her Units, whether voluntarily or by foreclosure, assignment in lieu thereof or other enforcement of a pledge, hypothecation or collateral assignment, without complying with the provisions of this Article X. Any attempted Transfer of, or creation of a Lien on, any portion of its, his or her Units not in accordance with the terms of this Article X shall be null and void and of no legal effect.

2.

Permitted Transfers and Liens. Any Transfers and Liens permitted under this Section 10.2 shall be subject to the other provisions of this Article X. The following Transfers and Liens shall be permitted:

a.

A Member may Transfer all or any portion of its Units with the prior written consent of the Manager, which consent may be withheld, conditioned, or delayed in the Manager’s sole and absolute discretion;

b.	Subject to the requirements of Section 10.3, a Class A Member may Transfer all or any portion of its Units to any other Member without the consent of the Manager;

c.

A Class A Member may, without the consent of the Manager, Transfer all or any portion of its Units to an Affiliate of such Member, provided that such Affiliate agrees in writing to be bound by the terms of this Agreement (the Affiliate recipient of Units in such event shall be referred to as a “Permitted Affiliate Transferee”); or

d.

Subject to any repurchase rights, options, or similar provisions in any Employment Agreement or Class P Unit Award Agreement, a Member may, without the consent of the Manager, Transfer all or any portion of its Units to any Person if the transfer occurs by reason of or incident to the death of the transferor Member, provided that such Person agrees in writing to be bound by the terms of this Agreement.

3.

Substitution of a Member. In order for any Person not already a Member of the Company to be admitted as a Member pursuant to a Transfer (including a permitted transfer pursuant to Section 10.2) of Membership Interests, such Person shall have agreed to be bound by all the terms and conditions of this Agreement, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the Manager. Upon the amendment of the Schedule 1 by the Manager and the satisfaction of any other applicable conditions, such Person shall be admitted as a Member, shall be a party hereto, shall be deemed listed as such on the books and records of the Company, and thereupon shall be issued his, her, or its Membership Interests.

ARTICLE XI. RESIGNATION, DISSOLUTION AND TERMINATION

1.

Resignation. No Member shall have any right to voluntarily resign from the Company. Notwithstanding the foregoing, a Member shall be deemed to resign from the Company upon the Bankruptcy of such Member. When a transferee of all or any portion of Units becomes a substituted Member pursuant to Section 10.3, the transferring Member shall cease to be a Member with respect to the portion of the Units so Transferred.

2.	Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

a.	the consent of the Class A Member Majority and Odell;

b.	the sale of all or substantially all of the assets of the Company; or

c.	the entry of a decree of judicial dissolution under the Act.

3.

Liquidation. Upon dissolution of the Company, the Manager shall appoint in writing one or more liquidators (who may be Members or the Manager) who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidator are as follows:

a.

As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate, including in such accounting the Profit or Loss resulting from the actual or deemed sale or distribution of the Company’s properties, as provided in Section 9.2(b).

b.

The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of adequate reserves for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). The liquidator shall then, by payment of cash or property (at the election of the liquidator), distribute all remaining amounts to the Members in accordance with Section 6.3. For purposes of this Article XI, a distribution of an asset or an undivided interest in an asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member pursuant to this Section 11.3.

c.

Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

d.

The distribution of cash or property to the Members in accordance with the provisions of this Section 11.3 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property. Notwithstanding any other provision of this Agreement, no Member shall have any obligation to contribute to the Company, pay to any other Member or pay to any other Person any deficit balance in such Member’s Capital Account.

4.

Certificate of Cancellation. Upon the completion of the distribution of the Company’s assets as provided in this Article XI, the Company shall be terminated and the Person acting as liquidator shall file a certificate of cancellation and shall take such other actions as may be required by Law.

ARTICLE XII. NOTICES

Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, or (c) sent by facsimile or electronic mail transmission, in each case to (i) the Company at the Company’s principal place of business or (ii) the Members at the addresses set forth on Schedule 1 attached hereto. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, (C) in the case of mailing by registered or certified mail, on the third Business Day following that on which the piece of mail containing such communication is posted, and (D) in the case of facsimile or electronic mail transmission, on the date sent if either (I) confirmation of receipt is received or (II) a copy of such notice is transmitted to the recipient by one of the means described in subsections (a), (b) or (c) no later than three Business Days thereafter.

ARTICLE XIII. GENERAL PROVISIONS

1.

Amendment. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by the Manager and with the written approval of Odell; provided, however, that, notwithstanding the foregoing, any amendment of this Agreement that adversely affects (a) any class of Units in a manner materially different than any other class of Units shall require the written consent of the holders of more than 50.00% of the class of Units so adversely affected, (b) any Member in a manner materially different from the other Members similarly situated (other than due to any difference in the number of Units owned by any such Members) shall require the written consent of the particular Member so adversely affected, or (c) any specific power, preference or right specifically attributed to any Member as compared to all other such Members, shall require the written consent of the particular Member so adversely affected.

2.	Waiver. Except as otherwise provided herein, rights hereunder may not be waived except by an instrument in writing signed by the party sought to be charged with the waiver.

3.

Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

4.	Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

a.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

b.

Any dispute relating hereto shall be heard in the state or federal courts of the State of California, and the parties hereto agree to jurisdiction and venue therein. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court in Los Angeles, California, or any state court in Los Angeles, California, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

c.

AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

5.

Covenant to Obtain Spouse’s Signature. If a Member is an individual and is married on the date of this Agreement, such Member shall deliver to the Company a consent of such Member’s spouse in the form attached hereto as Exhibit A (the “Consent of Spouse”), effective on the date hereof. If any Member who is an individual should marry or remarry subsequent to the date of this Agreement, such Member shall, within thirty 30 days thereafter, deliver to the Company a Consent of Spouse duly executed by such Member’s spouse.

6.

Entire Agreement. This Agreement embodies the entire understanding and agreement among the parties concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

7.

Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

8.

No Third Party Beneficiaries. This Agreement is for the sole benefit of the Members and the Manager (and their respective heirs, executors, administrators, successors and assigns), nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.

Public Announcements. Except as required by Law, no Member shall make any press release or other public announcement or public disclosure relating to this Agreement, the subject matter of this Agreement or the activities of the Company without the consent of the Manager.

* * * * *

The Members have executed this Amended and Restated Limited Liability Company Agreement of ATEC Water Systems, LLC to be effective as of the Effective Date.

MEMBER:

CADIZ, INC., a Delaware corporation

By:  /s/ Scott Slater

Title:        Chief Executive Officer

Immediately upon the initial vesting of the Class P Units under the applicable Class P Unit Grant Award Agreement:

MEMBER:

  By:  /s/ Lee Odell

Name: Lee Odell

Address:                                                     _

Email Address: